Exhibit 3.p

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

CROWN INTERNATIONAL HOLDINGS, LLC

TABLE OF CONTENTS

Page

ARTICLE I DEFINED TERMS		1

ARTICLE II FORMATION AND NAME; OFFICE; PURPOSE; TERM; SERIES		2

2.1.	Organization	2

2.2.	Name of the Company	2

2.3.	Purpose	2

2.4.	Term	2

2.5.	Principal Office	2

2.6.	Registered Agent	3

2.7.	Member	3

ARTICLE III MEMBERSHIP UNITS		3

3.1.	Units	3

3.2.	Issuance and Transfer of Membership Units	3

ARTICLE IV CAPITAL		3

4.1.	Capital Contributions	3

4.2.	No Other Capital Contributions Required	3

ARTICLE V PROFIT, LOSS AND DISTRIBUTIONS ARTICLE VI MANAGEMENT: RIGHTS, POWERS, AND DUTIES		3
		4

6.1.	Management	4

6.2.	Meetings and Voting	4

6.3.	Executive Officers	4

6.4.	Signing Authority	4

6.5.	Liability and Indemnification	4

ARTICLE VII TRANSFER OR PLEDGE OF MEMBERSHIP INTERESTS; ADMISSION OF NEW MEMBERS		5

7.1.	Transfer	5

7.2.	Pledge	5

7.3.	Admission of New Members	5

ARTICLE VIII DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY		6

8.1.	Events of Dissolution	6

8.2.	Procedure for Winding Up and Dissolution	6

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TABLE OF CONTENTS

(continued)

Page

8.3.	Filing of Certificate of Cancellation	6

ARTICLE IX BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS		6

9.1.	Bank Accounts	6

9.2.	Books and Records	6

9.3.	Tax Elections	6

ARTICLE X GENERAL PROVISIONS		6

10.1.	Complete Agreement	6

10.2.	Applicable Law	6

10.3.	Section Titles	7

10.4.	Binding Provisions	7

10.5.	Terms	7

10.6.	Severability of Provisions	7

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LIMITED LIABILITY COMPANY AGREEMENT

OF

CROWN INTERNATIONAL HOLDINGS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into this 30th day of December, 2024 (the “Effective Date”), by and between Crown International Holdings, LLC, a Delaware limited liability company (the “Company”) and Crown Cork & Seal Company, Inc., a Pennsylvania Corporation (the “Member”).

EXPLANATORY STATEMENT

The Member desires to organize and operate a limited liability company in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

ARTICLE I

DEFINED TERMS

The following capitalized terms shall have the meanings specified in this Article I. Other terms are defined in the text of this Agreement and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Agreement” means this Agreement, as amended from time to time.

“Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed to the Company by the Member, net of liabilities assumed or to which the assets are subject.

“Cash Flow” means all cash provided by operations of the Company as reflected in the financial statements of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means the limited liability company formed in accordance with this Agreement.

“Delaware Secretary of State” means the Secretary of State of the State of Delaware.

“Involuntary Withdrawal” means, with respect to the Member, the bankruptcy, insolvency, liquidation or dissolution of the Member under applicable federal or state law.

“Member” means Crown Cork & Seal Company, Inc. and any Person who subsequently is admitted as a member of the Company.

“Person” means an individual, a corporation, a partnership, an association, a federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof), a trust or other entity or organization.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company’s net income or net loss determined in accordance with generally accepted accounting principles, as consistently applied by the Company.

“Units” means membership units which shall be issued in a single class of voting, non-redeemable units.

ARTICLE II

FORMATION AND NAME; OFFICE; PURPOSE; TERM; SERIES

2.1. Organization. The Company was formed on February 10, 2003, as a Delaware corporation under the name Crown International Holdings, Inc. On the Effective Date, the Company filed a Certificate of Conversion with the Secretary of State of Delaware and on the Effective Date filed a Certificate of Formation with the Secretary of State of Delaware pursuant to and in accordance with the Act. Subsequently and pursuant to the Certificate of Conversion, the sole shareholder of Crown International Holdings, Inc. became the sole Member of the Company. The Member hereby approves and ratifies the execution, delivery and filing of the Certificate of Formation and Certificate of Conversion in the office of the Secretary of State by the designated “authorized person” within the meaning of the Act.

2.2. Name of the Company. The name of the Company shall be “Crown International Holdings, LLC”. The Company may do business under that name and under any other name or names as selected by the Manager.

2.3. Purpose. The Company is organized to do all things permitted to be done by limited liability companies under the Act, and to do all things necessary, convenient or incidental to that purpose.

2.4. Term. The term of the Company began on February 10, 2003 upon the acceptance of the Articles of Incorporation by the office of the Delaware Secretary of State. On the Effective Date, the Company filed a Certificate of Conversion with the Secretary of State of Delaware and on the Effective Date filed a Certificate of Formation with the Secretary of state of Delaware. The Company shall continue in existence perpetually unless terminated pursuant to the terms of this Agreement.

2.5. Principal Office. The principal office of the Company shall be located at such address as shall be determined from time to time by the Member.

2.6. Registered Agent. The name and address of the Company’s registered agent in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19805.

2.7. Member. The name, present mailing address and taxpayer identification number of the Member shall be maintained with the books and records of the Company.

ARTICLE III

MEMBERSHIP UNITS

3.1. Units. The ownership rights in the Company are reflected in membership units which shall be issued in a single class of voting, non-redeemable units (“Units”). Each Unit shall have equal rights with every other Unit in all matters, including allocations of profits and losses and distributions, and in matters subject to a vote, each Unit shall have one vote. The Company hereby authorizes for issuance 1,000 Units. As of the date hereof, the Company shall have issued 1 Unit to the Member. The Company’s profits and losses shall be automatically allocated to the members in proportion to their respective ownership interest.

3.2. Issuance and Transfer of Membership Units. The Manager may issue additional Units to the Member. The Member may transfer Units to a person other than the Member only pursuant to the terms and conditions set forth in Article VII.

ARTICLE IV

CAPITAL

4.1. Capital Contributions. The capital contributions of the Member shall be as set forth on the books and records of the Company.

4.2. No Other Capital Contributions Required. The Member is not required to contribute any additional capital to the Company, and the Member shall have no personal liability for any obligations of the Company.

ARTICLE V

PROFIT, LOSS AND DISTRIBUTIONS

The Company’s profits and losses shall be automatically allocated to the members in proportion to their respective ownership interest.

ARTICLE VI

MANAGEMENT: RIGHTS, POWERS, AND DUTIES

6.1. Management.

A. The Company shall be managed exclusively by the Member (in such capacity, the “Manager”). All decisions to be made on behalf of the Company and all actions to be taken on behalf of the Company (including the execution, delivery and performance of any documents) shall be made or taken solely by the Manager. Without limiting the foregoing, the Manager shall have the sole authority to execute and/or deliver, in furtherance of the Company’s business, any deed of trust, promissory note, bill of sale, contract or other instrument purporting to convey, exchange, or encumber any LLC asset.

6.2. Meetings and Voting.

A. Regular and special meetings of the members shall be held at any time on reasonable notice given to the members by the Manager. Meetings of the members shall be held at the Company’s principal place of business or at such other place as shall be designated from time to time by the Manager.

B. The presence in person or by proxy of at least a majority of the members shall constitute a quorum for the transaction of business at a member meeting. Members may participate in any meeting of the members by means of telephone and participation by such means shall constitute presence in person at such members’ meeting. The affirmative vote of a majority of the members present at a duly constituted meeting shall govern all of the members’ actions and constitute approval by the members. Each member may vote by delivering his proxy to another member.

C. In lieu of holding a meeting, the members may vote or otherwise take action by a written instrument indicating the consent of members.

6.3. Executive Officers. The Manager may unanimously agree on and appoint employees to hold the positions of president, chief financial officer, treasurer, secretary, one or more vice presidents, and any other office that the Manager may establish, all with such duties as may be established by the Manager. Initially, there shall be a President, a Vice President and Treasurer, Senior Vice President and Chief Financial Officer, Senior Vice President, General Counsel and Secretary, Vice President and Assistant Treasurer, an Assistant Treasurer, a Secretary, and an Assistant Secretary and Assistant General Counsel of the Company.

6.4. Signing Authority. Any document or instrument purporting to bind the Company shall be effective to bind the Company when executed by (a) the Manager or (b) an officer of the Company expressly authorized to execute such document or instrument by the terms of this Agreement or the written resolutions of the Member.

6.5. Liability and Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, (i) the members (in their capacity as such), (ii) the Manager, (iii) each officer, (iv) each agent, officer, partner, employee, counsel and affiliate of the Manager and of any member, or of any of their affiliates (individually, an “Indemnified Party”), as follows:

A. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, any Indemnified Party from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts (“Indemnified Costs”) arising from all claims, demands, actions, suits or proceedings

(“Actions”), whether civil, criminal, administrative or investigative, in which the Indemnified Party may be involved, or threatened to be involved, as a party or otherwise arising as a result of its status as (i) a member, (ii) the Manager, (iii) an officer or (iv) an agent, officer, partner, employee, counsel or Affiliate of a member or the Manager, regardless of whether the Indemnified Party continues in the capacity at the time the liability or expense is paid or incurred, and regardless of whether the Action is brought by a third party, or by or in the right of the Company; provided, however, no such Person shall be indemnified for any Indemnified Costs which proximately result from the Person’s fraud, bad faith or willful misconduct or the Person’s material breach of this Agreement.

B. The Company shall pay or reimburse, to the fullest extent allowed by law and consistent with this Section 6.5 above, in advance of the final disposition of the proceeding, Indemnified Costs incurred by the Indemnified Party in connection with any Action that is the subject of this Section 6.5.

ARTICLE VII

TRANSFER OR PLEDGE OF MEMBERSHIP INTERESTS; ADMISSION

OF NEW MEMBERS

7.1. Transfer. The Member shall have the right to transfer all (but not less than all) of its membership interest to any Person at any time. Any transferee shall be admitted as the Manager as of the effective date of the transfer. No Person can become a member of the Company unless it has been agreed and approved by the Manager to become a party of the Agreement. No member shall sell, transfer, assign, convey or otherwise directly or indirectly dispose its interest unless it has been agreed and approved by the Manager.

7.2. Pledge. The Member shall have the right to pledge, or grant a security interest in, up to all of its membership interest to any Person at any time. With respect to such pledge or grant of security interest under the Uniform Commercial Code, as codified under applicable law (the “UCC”), the Company elects to opt in and be governed by Article 8 of the UCC, and anything contained in the Agreement or any other document of the Company to the contrary notwithstanding, the membership interests of the Company shall be considered “securities” for purposes of Section 8-103(c), Article 8 and Article 9 of the UCC.

7.3. Admission of New Members. No new member (“New Member”) shall be admitted (other than pursuant to Section 7.1), either by transfer of a portion of a member’s interest in accordance with this Agreement, or in any other manner, which causes the Company to have two or more members, until this Agreement has been amended to provide for such admission, including amendments relating to the governance of the Company, and providing for the allocation of Profits and Losses of the Company among the members, and such amendment has been accepted by the existing members and the New Member. No Person can become a member of the Company unless it has been agreed and approved by the Manager to become a party of the Agreement. No member shall sell, transfer, assign, convey or otherwise directly or indirectly dispose its interest unless it has been agreed and approved by the Manager. The Company’s profits and losses shall be automatically allocated to the members in proportion to their respective ownership interest.

ARTICLE VIII

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

8.1. Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

A. upon the election of the Manager; or

B. upon the affirmative vote or unanimous written consent of the members; or

C. upon the death, dissolution, winding up, insolvency or bankruptcy of all members.

8.2. Procedure for Winding Up and Dissolution. If the Company is dissolved for any reason, the Manager shall wind up its affairs.

8.3. Filing of Certificate of Cancellation. If the Company is dissolved, the Manager shall promptly file a certificate of cancellation with the Delaware Secretary of State.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

9.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name as determined by the Manager.

9.2. Books and Records. The Company shall keep or cause to be kept complete and accurate books and records of the Company. The books and records shall be maintained in accordance with generally accepted accounting principles and practices.

9.3. Tax Elections. Any election under any provision of any tax law shall be made only by the Manager or by a person authorized to do so by the Manager.

ARTICLE X

GENERAL PROVISIONS

10.1. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement of the parties hereto. It supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of the Member.

10.2. Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

10.3. Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof

10.4. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

10.5. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

10.6. Severability of Provisions. Each provision of this Agreement shall be considered severable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

MEMBER

CROWN CORK & SEAL COMPANY, INC.

By:	/s/ David A. Beaver
Name: David A. Beaver Title: Vice President & Treasurer

COMPANY

CROWN INTERNATIONAL HOLDINGS, LLC

By:	/s/ David A. Beaver
Name: David A. Beaver Title: Vice President & Treasurer